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                                                                      Exhibit 99

[LOGO OF PIERCE LEAHY APPEARS HERE]

THURSDAY, OCTOBER 21, 1999 06:30 AM


Contact: Douglas Huntley, Vice President and Chief Financial Officer Pierce Leahy Corp.
          610 992-8387


Iron Mountain Incorporated and Pierce Leahy Corp. Announce Merger


King of Prussia, PA--October 21, 1999--Pierce Leahy Corp. (NYSE: PLH) today announced the execution of a definitive agreement to be acquired by Iron Mountain Incorporated (NYSE: IRM)] in a stock-for-stock merger valued at approximately $1.1 billion, including the assumption of approximately $570 million in outstanding Pierce Leahy debt. The merger consideration will result in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock. As a result of the merger, existing Pierce Leahy shareholders will own approximately 35% of the combined company. Iron Mountain's nine-member board of directors will be expanded to include two additional board members designated by Pierce Leahy. In addition, Mr. Leo W. Pierce Sr., current Chairman and founder of Pierce Leahy Corp., will become Chairman Emeritus of the Iron Mountain Incorporated board of directors.

Giving effect to the business combination, Iron Mountain would have had pro forma consolidated annualized revenues of approximately $870 million and pro forma adjusted annualized EBITDA of approximately $240 million. These pro forma figures are based on Iron Mountain's and Pierce Leahy's results for the second quarter ended June 30, 1999, and include management's preliminary estimate of $15 million in annual operating cost savings. Pro forma net debt of the combined company as of June 30, 1999 would have been approximately $1.1 billion. Upon completion of the merger, Iron Mountain will have approximately 54 million shares outstanding and an equity market capitalization of approximately $1.8 billion based upon its closing price on October 19, 1999. This transaction will be accounted for as a purchase.

The proposed merger is subject to approval by the shareholders of both companies. Shares held by the Pierce family, representing approximately 40% of Pierce Leahy's outstanding shares, and shares of Iron Mountain held by significant insiders representing approximately 25% of Iron Mountain's outstanding shares, have agreed to vote for the proposed merger. In addition, the proposed transaction is subject to completion of regulatory review and other customary conditions. The companies expect the merger to be completed in early 2000.

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Iron Mountain and Pierce Leahy Announce Merger / Page 2

The combined company will have records and information management services operations in 77 markets in the U.S. and nine throughout Canada, and will also have operations and joint ventures in Europe, Mexico and South America. No operations are expected to be closed as a result of this merger. Iron Mountain provides records and information management services to over 70,000 customer accounts. Its operations include business records management, data security services, and healthcare information management services. Pierce Leahy provides records management services to over 40,000 customer accounts serving commercial, healthcare, industrial, governmental, and financial institutions.

"We are delighted that Pierce Leahy has agreed to combine its resources with those of Iron Mountain," said Richard Reese, Chairman and CEO of Iron Mountain. "We are enthusiastic about the global opportunity for providing records and information management services. The combined management talents of Iron Mountain and Pierce Leahy will provide the experience and depth necessary to pursue our global strategy and the increased scale of the resulting enterprise will significantly strengthen our ability to pursue this strategy. This combination will allow us to expand services to our customers and provide greater opportunities to our employees." Mr. Reese will remain as Chairman and CEO of the combined company.

J. Peter Pierce, President and CEO of Pierce Leahy, will join Iron Mountain Incorporated as President and a member of its board of directors. In addition, he will serve as President and Chief Operating Officer of its records management operating division. Mr. Pierce commented, "The strategic fit of this new business combination is compelling. We are very excited about the opportunities that this will create for the people associated with these two great organizations. This business combination gives us an opportunity to offer a broader range of services to our respective customers as their information management needs evolve and expand. Our common goal as a newly formed company is to create opportunity for our people while maximizing shareholder value."

The acquisition will be structured as a reverse merger where Pierce Leahy will be the surviving legal entity and will change its name to Iron Mountain Incorporated. After closing, the common stock of Iron Mountain will continue to be listed on the New York Stock Exchange under the symbol IRM. The exchange ratio will be implemented by Pierce Leahy issuing a 10 percent stock dividend (one share for each ten Pierce Leahy shares outstanding) prior to the merger, and each existing share of Iron Mountain common stock will become one share of the successor Iron Mountain common stock. The contemplated merger transaction is being structured to be a tax-free exchange for the shareholders of both companies. The merger transaction will not result in a "change in control" under the public debt indentures of either company and the existing public debt of both companies will remain outstanding.

Iron Mountain was advised by Bear, Stearns & Co. Inc. and Pierce Leahy was advised by First Union Securities, Inc.

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Iron Mountain and Pierce Leahy Announce Merger / Page 3

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the inability to complete the merger of Iron Mountain and Pierce Leahy due to the failure to obtain the necessary regulatory approvals or satisfy other customary conditions;
(ii) failure to fully realize the anticipated cost savings in a timely manner because of difficulty in integrating the operations of the two companies and unanticipated costs as a result of the merger; and (iii) other trends in competitive or economic conditions affecting Iron Mountain's and Pierce Leahy's financial condition or results of operations not presently contemplated.
Neither Iron Mountain nor Pierce Leahy undertakes any obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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